Exhibit 99.2

ENERGYTEC COMPLETES PRIVATE PLACEMENT; ANNOUNCES WYOMING

PROJECT SPIN-OFF AND OPERATIONAL APPOINTMENTS

DALLAS, Texas, December 22, 2005—Energytec, Inc. (OTC: EYTC) announced today that it has completed a private placement of restricted shares of common stock begun in October 2005. The shares were sold to accredited investors and the proceeds were used for the acquisition of various producing properties, for working capital and general corporate purposes. Chairman Frank W Cole noted that the private placement enabled the Company to acquire 55 wells, currently producing approximately 250 barrels of oil per day, including 22 wells currently shut in needing additional work. The properties are located on 35 leases covering four fields in Hopkins and Wood Counties, Texas approximately 100 miles east of Dallas.

In addition, the Company announced that the Board of Directors had approved the Wyoming Thermal Recovery Project Divestiture Plan. That Plan is designed to improve the operating efficiency of the Project, allow for additional participation by strategic partners, and facilitate the on-going development of the Project through continued enhanced recovery technologies.

Energytec owns approximately 44% of the working interest in the Project and some 48,000 acres of mineral leases in the Big Horn Basin. Each stockholder of Energytec would receive a pro rata interest in the new entity which has yet to be named. The Company believes that the transaction will meet the requirements of a tax-free distribution. Additional guidance will be given to stockholders at the time of the distribution which is currently planned for the end of February 2006. The Company has engaged a strategic advisory firm to assist it in finalizing the divestiture.

Energytec would provide some staffing and an initial capital infusion but the new company would constitute its own board of directors and management team. Chairman Cole commented… “We want to properly position this Project for the next stage. The Rocky Mountain Region has become one of the hottest areas for exploration and development. The production potential is extensive, ranking the region in aggregate as the best in the U.S. outside the deepwater Gulf of Mexico. Currently the Big Horn Basin produces about 40,000 barrels of oil per day and 60 million cubic feet of gas. We certainly think that our acreage and data are a desirable project. This transaction will help us increase the profile of the opportunity.”

Commenting on recent operations in Wyoming, Chairman Cole said, “Both the Cinnamon Bear and the Cole Federal have been steamed and evaluated. The steam testing phase provided very valuable information and reinforced our confidence that we can recover oil through a steam injection program. However, we also learned that we likely need longer steam cycles at greater pressures and temperatures than we generated on the first tests. We did lessen the viscosity and increased the displacement in both wells. These two results, together with other results that have now been evaluated, were contributors to the decision to move forward with the Project through the Divestiture Plan.”

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Energytec, Inc. – December 22, 2005

Finally, the Board of Directors confirmed the appointment of Cary Dukes as General Manager-Field Operations. This is a new position with overall responsibility for the coordination of all of the Company’s field operations covering five district offices. Mr. Dukes has worked in oil and gas field operations since 1979. Most recently he was Staff Project Engineer for James E. Smith & Associates, a prominent petroleum engineering consulting firm in Texas. Prior to that, he spent 10 years with Texaco and Getty, primarily in Kuwait. He has substantial work experience in Texas and Louisiana, both on-shore and off-shore. He attended Texas A&M where he studied petroleum engineering.

Chairman Cole said, “We are fortunate to have Cary join us. He was highly sought after by at least two major international companies. But he has family with deep roots in East Texas and he understands our leases and reservoirs. We expect Cary to be a major contributor in 2006 and beyond as we increase our efficiencies and add to our production base. The Company also appointed District Managers in each of its production districts. This new alignment will enable us to better manage each district for productivity, profitability, and proficiency in the use of equipment, personnel and capital resources.”

ABOUT ENERGYTEC

Energytec, Inc. is a growing independent oil and gas company based in Dallas, Texas principally engaged in acquisition and development of mature fields with established oil and gas reserves that have declined in production yet still possess significant remaining upside exploitation potential. Its operations are focused primarily in four areas of Texas (Northeast, East, Central and South Central) and secondarily in Wyoming in the Big Horn Oil Field, where it is undertaking a significant thermal recovery project. Energytec has increased production and reserves on the properties it owns and intends to continue to increase production and reserves on those properties, as well as new acquisitions, through drilling new wells, and implementing other development programs such as workovers and secondary recovery operations. The Company maintains a website at www.energytec.com. For further information, call Frank W Cole, Chairman of Energytec, at 972-789-5136 or email the Company at energytec@energytec.com.

The statements in this document concerning management’s plans and objectives including those related to the tax-free treatment of the spin-off, production potential in the Rocky Mountain Region, the desirability of the Wyoming project, the ability to recover oil through longer cycles of steam injection, and the ability to achieve greater productivity, profitability, and proficiency through changes in personnel constitute forward-looking statements pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties that could cause actual results to differ materially from those set forth in these statements. Factors which could cause or contribute to such differences include, but are not limited to the ability of the Company to meet the requirements for a tax-free spin off; continued interest in exploration, and development in the Rocky Mountain Region; the effectiveness of longer steam cycles; the ability to utilize personnel effectively to accomplish operating goals; factors detailed in the Company’s Report to Shareholders; down-turns in the Company’s primary markets; disruption to the Company’s operations from acts of god or extended maintenance; and production and transportation difficulties. The realization of any of these risk factors would significantly impact any growth anticipated by management. Accordingly no assurance can be given that events or results mentioned in any such forward-looking statements will in fact occur. Energytec, Inc. assumes no obligation to update this information.